UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of Earliest Event Reported): October 10, 2005
eBay Inc.
(Exact name of registrant as specified in its charter)

Delaware	000-24821	77-0430924

(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

2145 Hamilton Avenue, San Jose, California	95125

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (408) 376-7400
Not Applicable
Former name or former address, if changed since last report
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02 Unregistered Sales of Equity Securities
SIGNATURES

Item 3.02 Unregistered Sales of Equity Securities
On October 10, 2005, eBay Inc. (“eBay”), PayPal, Inc., a wholly-owned subsidiary of eBay (“PayPal”), PayPal International Limited, a wholly-owned subsidiary of PayPal (“PayPal International”), and VeriSign, Inc. (“VeriSign”) entered into an Asset Purchase Agreement pursuant to which PayPal and PayPal International agreed to acquire certain assets relating to VeriSign’s payment gateway business for approximately $370 million. Pursuant to the terms of the Asset Purchase Agreement, subject to certain limitations, eBay, in its sole discretion, may elect to pay all or any portion of the consideration payable to VeriSign in shares of eBay common stock, which shares would be valued based on the average of the closing sale price of eBay common stock as reported on the Nasdaq National Market for the 10 trading day period ending immediately prior to (and excluding) the trading day immediately before the closing date of the transaction.
In the event that eBay elects to use shares of eBay common stock to pay any portion of the consideration payable to VeriSign in connection with the transaction, such shares would be issued to VeriSign in reliance upon the exemption from the registration requirements under the Securities Act of 1933, as amended (the “Securities Act”), pursuant to Regulation D thereunder. eBay will rely upon, among other things, representations, warranties, certifications and agreements of VeriSign, including its agreement with respect to restrictions on resale, in support of the satisfaction of the conditions contained in Regulation D under the Securities Act.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

eBay Inc.
October 14, 2005	By:	/s/ Brian H. Levey
		Name:	Brian H. Levey
		Title:	Associate General Counsel and Assistant Secretary